Exhibit 99.1

Investors - CONSOL Energy

CONSOL Energy Boosts Liquidity and Flexibility; Reduces Cost of Capital

CANONSBURG, Pa., March 29, 2019 /PRNewswire/ -- CONSOL Energy Inc. (NYSE: CEIX) announced today that it successfully completed an amendment of its Revolving Credit Facilities (RCF), Term Loan A (TLA) and Term Loan B (TLB). The amendment will lower CEIX’s cost of capital through improved interest rates, improve financial and operational flexibility through various covenant changes, enhance liquidity through a $100 million increase in revolving credit borrowing capacity and extend maturities.

“Since becoming a new public company in November 2017, we have reduced our debt by approximately $158 million and re-positioned our balance sheet to help withstand any cyclicality of our business and take advantage of any possible growth opportunities,” said David Khani, Executive Vice President and Chief Financial Officer of CONSOL Energy Inc. “We believe that the combination of this refinancing, our $110 million sweep payment on TLB made in February and $7 million of second lien debt repurchase in January will result in an overall reduction of annualized interest expense by approximately $15 million. We believe that the amendment improved our access to capital with a broader bank group, increased our revolving credit borrowing capacity by an additional $100 million and extended maturities of all our first lien debt. We believe that we have achieved significant operational and financial flexibility to more efficiently utilize our balance sheet for value-enhancing transactions for our shareholders. I thank all our banking partners, stakeholders, and investors for their continued support and confidence in our strategy.”

Some of the major highlights from the amendment include:

●	Increases liquidity under RCF by $100 million in additional borrowing commitments (from $300 million commitment to $400 million commitment).
●	Reallocates principal amounts of TLA and TLB to $100 million and $275 million, respectively, to take advantage of lower cost and strong demand for TLA.
●	Reduces annual interest rate of 50 bps on RCF and TLA, and 150 bps on TLB.
●	Extends maturity dates of RCF/TLA to 2023 and TLB to 2024. New maturity dates complement current maturity date of second lien notes due 2025.
●	Reduces mandatory annual excess cash flow sweep under TLB by 25% at all levels of leverage ratios.
●	Adds an annual dividend basket of up to $50 million.
●	Refreshes and expands covenants relating to capital leases, general investments, joint venture investments and annual share repurchases baskets.
●	Reduces LIBOR floor from 1% to 0% on TLB.
●	Overall effect of amendment reduces weighted average cost of refinanced debt outstanding by 1.3%.
●	100% participation from existing lenders and addition of new lenders in RCF demonstrates strong ongoing support from the lender group.

CONSOL Coal Resources LP (NYSE: CCR), which is an affiliate of CEIX, also completed an amendment to its affiliated credit facility with CEIX to extend the maturity date under that agreement to 2024.

PNC Capital Markets LLC acted as lead arranger for the RCF and TLA transaction.

Citi and Credit Suisse acted as lead arrangers for the TLB transaction.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~698 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Mitesh Thakkar, (724) 485-3133

miteshthakkar@consolenergy.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

SOURCE CONSOL Energy Inc.